Exhibit 10.3

May 27, 2014

Ms. Kesa Tsuda

212 35th St.

Hermosa Beach, CA 90254

Dear Kesa,

On behalf of United Online, Inc. (“United Online” or the “Company”) I am pleased to confirm our offer for the position of SVP and Chief People Officer reporting to me subject to Board and/or Compensation Committee approval, the successful completion of the background check, references and the terms and conditions of this letter. It is anticipated that you will start on June 16, 2014 (“Start Date”).

Your annual salary will be $250,000.00. You will be eligible for the Company’s annual incentive bonus the target value of which for the 2014 performance year will be 50% of your annual base salary prorated for the number of months employed during the bonus cycle, subject to the terms and conditions of any bonus plan maintained by the Company, which may require continued employment on each bonus payment date as a condition of eligibility. The bonus amount for which you are eligible will be based on a number of factors which may include some or all of the following, among others: (1) United Online’s performance (2) your department’s performance and achievements, and (3) your own personal performance and achievements. The performance criteria for purposes of determining your actual bonus for each fiscal year, and the target percentage for purposes of determining your actual bonus for each fiscal year subsequent to 2014, will be established by the Board or the Board’s Compensation Committee. All bonus eligibility and bonus amount determinations will be at United Online’s sole discretion and may be subject to change at any time and from time to time.

In addition to the cash compensation described above, you will receive a one-time equity, new hire grant of 27,000 stock options to purchase shares of United Online common stock (the “Stock Options”), with a per share exercise price equal to the per share fair market value of our common stock on the grant date. Your stock options will vest and become exercisable with respect to (i) thirty-three and one-third percent (33 1/3%) of the option shares in the first annual installment and (ii) the balance of the option shares in a series of twenty-four (24) successive equal monthly installments following the first annual installment. You will also be granted 9,000 restricted stock units (“RSUs”) vesting in three successive equal annual installments. Your new hire grants are subject to approval by the respective Compensation Committee of the Board at its next regularly scheduled meeting following your start date. The Stock Options and RSUs will be subject to the terms and conditions, including with respect to vesting and exercise, as set forth in the respective individual award agreements and the governing stock incentive plan. You will also be eligible to receive annual long-term incentive grants based on your performance as determined by the Board and/or the respective Compensation Committee of the Board pursuant to the terms of the applicable stock incentive plan then maintained by the Company.

The primary location of your employment will be at the offices of the Company, located in Woodland Hills, California. However, there may be extensive travel required to other offices and locations. Your usual and customary business travel expenses will be reimbursed.

You will be eligible to participate in most of United Online benefits programs on your Start Date. This includes medical, dental, vision, and life insurance. In addition, you, and your eligible dependents will be eligible for Exec-U-Care Medical Reimbursement Insurance, which provides an annual benefit of up to $2,000,000 for eligible out-of-pocket major medical expenses not covered by your medical, dental or vision plans. You will also be eligible to enroll in the 401(k) Plan and Employee Stock Purchase Plan. The specifics of each plan, including enrollment dates, will be discussed with you upon your commencement of employment and again upon being eligible to participate. Finally, you are eligible under our Amended and Restated Severance Benefit Plan, (see separate document for details). The benefit programs are subject to change by the Company from time to time.

Your employment with United Online is “at will”, which means that you may resign at any time with or without notice, and United Online may terminate your employment or alter your position, duties, compensation, or title with or without notice. The “at will” nature of all employment with United Online will not and cannot change except by written authorization by the President and Chief Executive Officer of United Online.

By signing this letter, you represent that, as of your Start Date, you will not be subject to any restrictions from former employers or otherwise (other than restrictions on the use of third parties’ confidential information) that would preclude you from performing your anticipated duties for United Online. To the extent United Online requests information confirming the accuracy of this representation; this offer is contingent upon you providing such information to United Online. This offer of employment is also contingent upon completion of a background investigation previously authorized by you and execution of standard employment policies of United Online including the Employee Proprietary Information and Inventions Agreement.

Any representations that may have been made to you, either oral or in writing, contrary to those contained in this letter are superseded by this offer. If you accept this offer, this letter (together with the employment policies, including the Employee Proprietary Information and Inventions Agreement) constitutes the complete agreement of the terms of your employment.

On your Start Date, please report to Human Resources in our Woodland Hills, California office to complete your new hire paperwork. In compliance with the Immigration Reform and Control Act of 1986, please provide us with appropriate documentation demonstrating your work authorization and identification, which will be verified on your Start Date.

If these terms of employment are acceptable to you, please sign where indicated below and return this letter to HR by May 30, 2014. Unless you accept this offer on or before such date, this offer will expire. The HR fax number is 818-287-3013. If you have any questions, please give me a call at 818-287-3511.

We look forward to welcoming you as part of the United Online team!

Sincerely,

/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer

/s/ Kesa Tsuda	5/29/14
Signature of Acceptance	Date